EXHIBIT 99.1

AMERICAN CLAIMS EVALUATION, INC.
REPORTS SECOND QUARTER AND SIX MONTH RESULTS

JERICHO, NY, November 14, 2006: American Claims Evaluation, Inc. (NASDAQ:AMCE) announced revenues of $442,121 and a net loss of $114,054 ($.02 net loss per share) for the six month period ended September 30, 2006 as compared to revenues of $588,911 and a net loss of $203,013 ($.04 net loss per share) for the six months ended September 30, 2005.

	Three Months Ended		Six Months Ended
	09/30/06	09/30/05	09/30/06	09/30/05
	(Unaudited)		(Unaudited)
Revenues	$194,587	$301,690	$442,121	$588,911
Operating loss	(152,067)	(163,672)	(295,883)	(331,435)
Loss before income tax expense	(59,466)	(94,595)	(114,054)	(203,013)
Net loss	$(59,466)	$(94,595)	$(114,054)	$(203,013)
Net loss per share − basic	$(0.01)	$(0.02)	$(0.02)	$(0.04)
Net loss per share − diluted	$(0.01)	$(0.02)	$(0.02)	$(0.04)
Weighted average shares − basic	4,761,800	4,804,800	4,761,800	4,823,133
Weighted average shares − diluted	4,761,800	4,804,800	4,761,800	4,823,133

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.

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